Micromem Technologies Inc. Completes Funding

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 59,291,771 (as of February 11, 2005)
SEC File No: 0-26005

(Toronto, Ontario: February 11, 2005) - Micromem Technologies Inc. (OTCBB: MMTIF) ("Micromem"), a company engaged in the research and development of Magnetic Random Access Memory (MRAM), is pleased to announce that it has raised approximately US $1,500,000 from a private placement of securities at a price agreed upon by Micromem in December 2004. In the private placement transaction, Micromem sold to strategic accredited investors 2,374,834 units of securities each comprised of one share of common stock and one warrant. Each warrant entitles the holder thereof to acquire one share of common stock and one additional warrant to acquire one share of common stock, in each case at the unit sale price. The initial warrants expire one year from the date of issuance and the second warrants, which are only issuable on the exercise of the first warrants, expire two years from the date on which the private placements first closed.

The proceeds of the financing will be used to fund the further development of Micromem's MRAM technology and Micromem's filing of further patent applications as well as to meet its ongoing operational and working capital requirements.

Joseph Fuda, President and CEO of Micromem stated, "We are pleased to have completed this financing which will support the technological efforts being championed by Dr. Kuper and our team at the University of Toronto." The securities issued in conjunction with this transaction were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and are "restricted securities". As such, the securities may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and any applicable state securities laws. Pursuant to the agreement with the investors, Micromem is required to register the resale of all securities issued and issuable in the transaction under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any such securities, nor shall there be any sale of Micromem's securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Micromem Technologies Inc.
Over the last five years, Micromem has been devoted to the development of MRAM technology. Once fully developed, this technology should be suitable for various applications including Radio Frequency Identification (RFID) tags, which will be Micromem's first market objective. All MRAM development work is undertaken pursuant to research collaboration agreements among Micromem, the University of Toronto, Dr. Harry Ruda and OCE Inc., a not-for-profit corporation supported through the Ontario Ministry of Economic Development and Trade's (MEDT) Ontario Centres of Excellence program. Micromem holds the first right to an exclusive, world-wide and perpetual sub-license for the use of the technology.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Micromem's actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromen's filings with the Securities & Exchange Commission. For more information, please refer to Micromem's Annual Report on Form 20-F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward -looking statements whether as a result of new information, future events or otherwise.

For further information:	Press Contact:
Jason Baun, at tel. 1-877-388-8930.	Steven Wright-Mark
Schwartz Public Relations. 212-677-8700 ext. 29
steven@schwartzpr.com